CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-68740 on Form N-1A of our report dated August 21, 2020, relating to the financial statements and financial highlights of Diversified Value Fund, Large Cap Value Fund, Mid-Cap Value Fund, Small Cap Value Fund, Small Cap Diversified Value Fund, Global Value Fund, International Value Fund, Value Opportunities Fund, and High Yield Fund, each a series of the Hotchkis & Wiley Funds. appearing in the Annual Report on Form N-CSR of the Hotchkis & Wiley Funds for the year ended June 30, 2020, and to the references to us under the headings "Financial Highlights" and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Los Angeles, California
August 28, 2020